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                                                                     EXHIBIT 5.7


Sierra Wireless, Inc.

Ladies and Gentlemen:

Re: Registration Statement No. 333-110219

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our comfort letter dated November 10, 2003 relating to the unaudited interim financial statements by Sierra Wireless, Inc. and by AirPrime, Inc. and our compilation report relating to the pro forma consolidated statements of operations of Sierra Wireless, Inc. for the nine-month period ending September 30, 2003 and for the year ended December 31, 2002 and our comments for United States readers on differences between Canadian and United States reporting standards, both dated October 28, 2003.

We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the comfort letter or for the compilation report and comments because they are not considered a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


Yours truly,

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
November 10, 2003